Exhibit 10.3

Execution Version

TERMINATION AGREEMENT (ASSET MANAGEMENT AGREEMENT)

This TERMINATION AGREEMENT (ASSET MANAGEMENT AGREEMENT) (this “Termination”) is entered into as of February 5, 2025 (the “Effective Date”), pursuant to the Asset Management Agreement (the “Agreement”), dated as of February 14, 2024, by and between TPHGreenwich Holdings LLC, a Delaware limited liability company (the “Company”) and TPH Asset Manager LLC, a Delaware limited liability company (the “Manager”). Capitalized terms used but not defined in this Termination shall have the meanings ascribed to such terms in the Agreement.

WHEREAS, pursuant to Section 10.1(b), of the Agreement, the Agreement shall continue in force until earlier termination pursuant to the terms thereof;

WHEREAS, pursuant to Section 10.2 of the Agreement, the Company has the right, in its sole and absolute discretion, to terminate the Agreement without Cause upon delivery of a written notice of termination to the Manager;

WHEREAS, on the Effective Date, Trinity Place Holdings Inc. (“TPHS”), TPHS Lender LLC and Steel IP Investments, LLC entered into that certain Stock Purchase Agreement (“Steel Purchase Agreement”); and

WHEREAS, (a) the Company has elected to terminate the Agreement, effective on the forty-fifth (45th) day following the Closing Date (as defined in the Steel Purchase Agreement) (the “Termination Date”), and the Manager has agreed to waive any applicable notice requirements and to waive entitlement to certain amounts that may otherwise be due under the Agreement upon such termination, and (b) Manager has agreed to cooperate with the Company in connection with the Company’s transition to a newly-engaged asset manager, as set forth in this Termination.

NOW, THEREFORE, in consideration of the premises and the mutual agreements, provisions and covenants contained in this Termination, the parties hereto, intending to be legally bound, hereby agrees as follows:

SECTION 1.         Termination. On the Termination Date, each of the parties hereto on behalf of itself and its Affiliates and its and their respective successors and assigns, hereby irrevocably acknowledges, covenants and agrees that the Agreement (and each right, duty, remedy and obligation of the parties thereto of any nature whatsoever) shall automatically terminate in all respects and upon such termination, shall have no further legal force or effect, in each case, except to the extent set forth in Sections 3 and 4 below. No later than three (3) Business Days following the Closing Date, the Company agrees to pay Manager all fees accrued under the Agreement, including the pro rata portion of its Asset Management Fee through the Closing Date.

SECTION 2.         Waiver. As of the Closing Date, the Manager hereby irrevocably waives (i) any right to prior notice of termination that may have otherwise been required under the Agreement, and (ii) other than as set forth in Section 1 above, any right to receive any amounts, termination fees, damages, or any other compensation, including, without limitation, any management fees, incentive fees, or other amounts payable upon an early termination, that may otherwise have been due under the Agreement.

SECTION 3.         Retainment of Employees. Each party hereby agrees that the Manager shall not terminate Ms. Linda Flynn as an employee of the Manager without cause through March 31, 2025, and the Company shall reimburse the Manager for any and all costs related to the employment of Ms. Flynn from the Closing Date through March 31, 2025, including, for the avoidance of doubt, any potential liabilities or claims brought with respect to Ms. Flynn’s employment relating to the period from the Closing Date through March 31, 2025.

SECTION 4.         Transition Services. During the period from the Effective Date through the Termination Date, the Manager shall provide reasonable transition services to the Company in accordance with Section 10.3 of the Agreement.

SECTION 5.         Release of Claims. Each party hereby releases, waives, and forever discharges the other party from any fees, claims, demands, obligations, or liabilities, known or unknown, arising out of or in connection with the Agreement.

SECTION 6.         Termination of this Agreement. To the extent the Closing (as defined in the Steel Purchase Agreement) is not consummated and the Steel Purchase Agreement is terminated in accordance with its terms, each party hereby agrees that this Termination shall automatically terminate in all respects.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed or caused this Termination to be executed as of the Effective Date.

TPHGREENWICH Holdings LLC, a Delaware limited liability company

By: TPHS Investor LLC, a Delaware limited liability company, its Manager

By: Madave Management LLC, its Manager

By:	/s/ Joshua D. Morris
Name: Joshua D. Morris
Title: Manager

TPH Asset Manager LLC, a Delaware limited liability company

By:	/s/ Steven Kahn
Name: Steven Kahn
Title: Chief Financial Officer

(Signature Page to Asset Management Termination Agreement)